Exhibit 99.1
     CONTACT:
     Bell Industries, Inc.
Kevin Thimjon, President and CFO
317-704-6000
BELL INDUSTRIES REPORTS FINANCIAL RESULTS
FOR 2009 THIRD QUARTER, NINE MONTHS
INDIANAPOLIS — November 13, 2009 — Bell Industries, Inc. (Pink Sheets: BLLI) today reported financial results for its third quarter and nine months ended September 30, 2009.
Revenues from continuing operations for the 2009 third quarter were $34.9 million, up 3.3% from $33.8 million a year ago, with a $1.9 million increase in revenues related to the company’s Bell Techlogix’s business partially offset by a $0.8 million decrease in revenues related to its Recreational Products Group. The company had income from continuing operations of $732,000, or $1.69 per basic share for the 2009 third quarter. This reflects a significant improvement over the prior-year third quarter loss from continuing operations of $169,000, or $0.39 per basic share. In the third quarter of 2008, the company also had income from discontinued operations of $0.2 million, or $0.46 per basic share, resulting in net income for the prior year third quarter of $31,000, or $0.07 per basic share.
The company announced in February 2008 that it completed the sale of SkyTel’s automated vehicle location business to SkyGuard LLC for $7.0 million. On June 13, 2008, the company completed the sale of the remainder of the SkyTel business to Velocita Wireless, LLC (“Velocita”) for total consideration of $7.5 million. Subsequent to the closing, Velocita agreed to pay the company additional consideration in the form of a working capital adjustment in the amount of $1.5 million. As a result of these transactions, the SkyTel division has been reflected as a discontinued operation in the company’s results of operations for the three and nine month periods ended September 30, 2009 and 2008.
For the first nine months of 2009, revenues from continuing operations were $80.7 million, down 2.7% from $83.0 million a year ago, with a $4.2 million decrease in revenues related to the company’s Recreational Products Group partially offset by a $1.9 million increase in revenues related to the company’s Bell Techlogix business. The company incurred a loss from continuing operations of $0.9 million, or $2.14 per share, for the year-to-date period. This reflects an improvement over the loss from continuing operations of $2.3 million, or $5.26 per share, for the first nine months of 2008. In the first nine months of 2008, the company also had a loss from discontinued operations of $1.7 million, or $3.84 per share, resulting in a net loss for the first nine months of 2008 of $3.9 million, or $9.10 per share.
The Bell Techlogix business posted revenues of $24.7 million for the 2009 third quarter, compared with $22.8 million in the 2008 third quarter. This increase was due primarily to software sales into the K-12 and higher education markets and an increase in services revenue primarily related to a large project during the quarter and a contract termination fee. Operating income for the 2009 third quarter amounted to $1.3 million, increasing by approximately $0.9 million over the prior-year third quarter. This increase was attributed to an increase of gross profit, primarily related to higher software revenues at a higher gross margin than the third quarter of 2008, a contract termination fee, and a decrease in selling, general and administrative (“SG&A”) expenses due primarily to the consolidation of certain overhead and support functions.
The company’s Recreational Products Group reported revenues of $10.2 million for the 2009 third quarter, compared with $11.0 million in the 2008 third quarter. The company attributed the decrease in revenues primarily to lower sales in the marine and power sports (snowmobile, motorcycle and ATV) product lines resulting from a continued decline in consumer spending at dealers partially offset by a 4.4% increase in revenues in the recreational vehicle product line. The operating income of $615,000 for the third quarter of 2009 represented a $274,000 increase from the operating income of $341,000 for the third quarter of 2008. Although revenues were down year-over year, there was a 52 basis point improvement in gross profit margins and SG&A expenses decreased from $2.7 million for the 2008 third quarter to $2.3 million for the 2009 third quarter due to reductions in headcount, freight and facility costs.

“We are pleased that for the second consecutive quarter both of our operating units generated operating income for the quarter on improved results versus the 2008 comparable quarter, and the fact that our consolidated results for the quarter generated net income” said Kevin J. Thimjon, president and chief financial officer of Bell Industries. “We continue to look for opportunities to make investments in our business to drive profitable growth while we closely manage our costs.”
Bell’s corporate costs for the 2009 third quarter totaled $865,000, a decrease of $211,000 from the $1.1 million in costs for the 2008 third quarter. The decrease in costs was primarily related to reductions in headcount and the related benefits and travel costs and reductions in insurance and telecommunications costs.
About Bell Industries, Inc.
Bell Industries is comprised of two operating units, Bell Techlogix and the Recreational Products Group. Bell Techlogix is a provider of integrated technology product and service solutions for organizations throughout the United States. The Recreational Products Group is a wholesale distributor of aftermarket parts and accessories for the recreational vehicles and other leisure-related vehicle markets, including marine, snowmobile, cycle and ATV.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements, including, but not limited to closely managing costs and making investments in our business where we see the best opportunities for profitable growth, are based upon current expectations and speak only as of the date hereof. Actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including uncertainties as to the nature of the company’s industry, including changing customer demand, the impact of competitive products and pricing, dependence on existing management and general economic conditions. Bell Industries’ Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings discuss some of the important risk factors that may affect the business, results of operations and financial condition. The company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.
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(Tables Follow)

Bell Industries, Inc.
Consolidated Condensed Operating Results
(In thousands, except per share data)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
Net revenues:
Products	$27,731	$27,561	$61,422	$62,860
Services	7,153	6,208	19,313	20,151

Total net revenues	34,884	33,769	80,735	83,011

Costs and expenses:
Cost of products sold	23,009	23,080	50,183	51,353
Cost of services provided	5,231	4,442	14,049	14,128
Selling, general and administrative	5,610	6,584	16,635	18,445
Interest expense, net	306	225	804	671
Loss on extinguishment of debt	—	—	—	1,053

Total costs and expenses	34,156	34,331	81,671	85,650

Income (loss) from continuing operations before benefit from income taxes	728	(562)	(936)	(2,639)
Benefit from income taxes	(4)	(393)	(11)	(360)

Income (loss) from continuing operations	732	(169)	(925)	(2,279)

Income (loss) from discontinued operations, net of tax	—	200	—	(1,662)

Net income (loss)	$732	$31	$(925)	$(3,941)

Share and per share data
Basic:
Income (loss) from continuing operations	$1.69	$(0.39)	$(2.14)	$(5.26)
Income (loss) from discontinued operations	—	0.46	—	(3.84)

Net income (loss)	$1.69	$0.07	$(2.14)	$(9.10)

Weighted average common shares outstanding	433	433	433	433

Diluted
Income (loss) from continuing operations	$0.24	$(0.10)	$(2.14)	$(5.26)
Income (loss) from discontinued operations	—	0.14	—	(3.84)

Net income (loss)	$0.24	$0.04	$(2.14)	$(9.10)

Weighted average common shares outstanding	3,337	1,750	433	433

OPERATING RESULTS BY BUSINESS SEGMENT
Net revenues:
Bell Techlogix
Products	$17,532	$16,588	$32,868	$30,068
Services	7,153	6,208	19,313	20,151

Total Bell Techlogix	24,685	22,796	52,181	50,219
Recreational Products Group	10,199	10,973	28,554	32,792

Total net revenues	$34,884	$33,769	$80,735	$83,011

Operating income (loss):
Bell Techlogix	$1,284	$398	$1,133	$856
Recreational Products Group	615	341	1,445	1,217
Corporate costs	(865)	(1,076)	(2,710)	(2,988)

Total operating loss	1,034	(337)	(132)	(915)
Loss on extinguishment of debt	—	—	—	1,053
Interest expense, net	306	225	804	671

Income (loss) from continuing operations before income taxes	$728	$(562)	$(936)	$(2,639)

Bell Industries, Inc.
Consolidated Condensed Balance Sheet
(In thousands)

	September 30,	December 31,
	2009	2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,933	$3,233
Accounts receivable, net	11,939	8,096
Inventories, net	7,017	8,770
Notes receivable	700	3,000
Prepaid expenses and other current assets	1,185	1,819

Total current assets	22,774	24,918

Fixed assets, net	939	1,475
Other assets	842	867

Total assets	$24,555	$27,260

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Floor plan payables	$—	$291
Accounts payable	5,770	7,189
Accrued payroll	2,186	1,462
Other accrued liabilities	2,956	3,671

Total current liabilities	10,912	12,613

Convertible note	11,217	10,840
Other long-term liabilities	3,553	4,063

Total liabilities	25,682	27,516

Shareholders’ deficit	(1,127)	(256)

Total liabilities and shareholders’ deficit	$24,555	$27,260